Credit Suisse Alternative Capital, Inc.
                                11 Madison Avenue
                            New York, New York 10020

                                                                   July 30, 2007

VIA EDGAR

Securities and Exchange Commission
Washington, D.C.  20549

Attn:   Mr. Christian Sandoe
        Division of Investment Management

Re:  Credit Suisse Alternative Capital Long/Short Equity Fund, LLC
            Registration Statement on Form N-2 (333-144301; 811-21658)
     Credit Suisse Alternative Capital Long/Short Equity Institutional Fund, LLC
            Registration Statement on Form N-2 (333-144302; 811-21641)
     Credit Suisse Alternative Capital Multi-Strategy Fund, LLC
            Registration Statement on Form N-2 (333-144304; 811-21657)
     Credit Suisse Alternative Capital Multi-Strategy Institutional Fund, LLC
            Registration Statement on Form N-2 (333-144300; 811-21644)


Dear Mr. Sandoe:

        Credit Suisse Alternative Capital Long/Short Equity Fund, LLC, Credit Suisse Alternative Capital Long/Short Equity Institutional Fund, LLC, Credit Suisse Alternative Capital Multi-Strategy Fund, LLC and Credit Suisse Alternative Capital Multi-Strategy Institutional Fund, LLC, (each, a "Fund" and together, the "Funds") have filed the above-captioned registration statements on Form N-2 (each, a "Registration Statement").

        The Funds each hereby request acceleration of the effectiveness of the attached Registration Statement to July 31, 2007.

        In support of its request for acceleration, each Fund acknowledges that:

        1. Should the Securities and Exchange Commission (the "Commission") or the staff acting pursuant to delegated authority declare the Registration Statement effective, such action does not foreclose any action by the Commission with respect to the filing;

        2. The action of the Commission or the staff acting pursuant to delegated authority in declaring the filing effective does not relieve the Fund of responsibility for the adequacy and accuracy of the filing; and

        3. The Fund will not assert the staff's acceleration of effectiveness of the filing as a defense in any proceeding initiated by the Commission or any other person under the federal securities laws.

                                       Very Truly Yours,

                                       Credit Suisse Alternative Capital
                                       Long/Short Equity Fund, LLC

                                       Credit Suisse Alternative Capital
                                       Long/Short Equity Institutional Fund, LLC

                                       Credit Suisse Alternative Capital
                                       Multi-Strategy Fund, LLC

                                       Credit Suisse Alternative Capital
                                       Multi-Strategy Institutional Fund, LLC


                                            /s/ Michael Ponder

                                       By:
                                          --------------------
                                       Michael Ponder
                                       Secretary

                 Credit Suisse Asset Management Securities, Inc.
                                11 Madison Avenue
                            New York, New York 10020

                                                                   July 30, 2007

VIA EDGAR

Securities and Exchange Commission
Washington, D.C.  20549

Attn:   Mr. Christian Sandoe
        Division of Investment Management

Re:  Credit Suisse Alternative Capital Long/Short Equity Fund, LLC
            Registration Statement on Form N-2 (333-144301; 811-21658)
     Credit Suisse Alternative Capital Long/Short Equity Institutional Fund, LLC
            Registration Statement on Form N-2 (333-144302; 811-21641)
     Credit Suisse Alternative Capital Multi-Strategy Fund, LLC
            Registration Statement on Form N-2 (333-144304; 811-21657)
     Credit Suisse Alternative Capital Multi-Strategy Institutional Fund, LLC
            Registration Statement on Form N-2 (333-144300; 811-21644)

Ladies and Gentlemen:

        The undersigned, as distributor of each above-captioned fund and offering, hereby joins in the request of the funds that the effectiveness of their respective registration statements relating to the securities be accelerated to July 31, 2007.


                                               Credit Suisse Asset Management
                                               Securities, Inc.

                                                  /s/ Peter Horacek

                                               By:
                                                  ------------------
                                               Peter Horacek
                                               President